Product Supplement No. 7 (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) January 8, 2010	Filed pursuant to Rule 424(b)(5) Registration No. 333-158663

Reverse Mandatory Exchangeable Senior Notes with Partial Principal Protection and Partial Upside

We may offer and sell reverse mandatory exchangeable senior notes with partial principal protection and partial upside from time to time. This product supplement describes the terms that will apply generally to these notes. A separate pricing supplement will describe the terms that apply specifically to your note, including any changes to the terms described in this product supplement.

•	The notes are our unsecured senior notes. The notes are only partially principal protected. All payments on the notes are subject to our credit risk on the applicable payment date.

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Your return at maturity depends on the performance of the common stock or similar common equity security (the “Index Stock”) of the company (the “Index Stock Issuer”) that will be specified in the applicable pricing supplement.

•	The applicable pricing supplement will specify, among other things:

•	the maturity date of the notes;

•	the rate of interest payable on the notes and the related interest payment dates;

•	the Final Valuation Date or the Final Valuation Period (each as defined below), as applicable, in which the return on the notes will be determined;

•	the minimum denominations, or “units,” of the notes;

•	the number of shares of the Index Stock initially represented by one unit of the notes (the “Base Exchange Ratio”); and

•	the settlement date for each issuance of the notes.

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Unless otherwise specified in the applicable pricing supplement, each unit of the notes will have both an original issue price and a principal amount equal to the Initial Price Level (as defined below). The Initial Price Level will be set on the pricing date for the notes and will be set forth in the applicable pricing supplement. The Initial Price Level will be equal to the product of the initial Base Exchange Ratio and the reference price of the Index Stock that we will establish on the pricing date (the “Initial Index Stock Price”).

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At maturity, unless certain corporate events relating to the Index Stock Issuer have occurred, for each unit of the notes, we will deliver to you the Final Redemption Amount (as defined below), which will depend upon the Final Price Level (as defined below). If so specified in the applicable pricing supplement, we and/or you will have the option to elect to have us deliver to you, in lieu of the Final Redemption Amount in cash, a number of Index Stock based upon the closing price of the Index Stock on the Final Valuation Date. You may receive cash or a number of shares worth less than the principal amount of your notes.

•	The “Final Redemption Amount” will be determined as follows:

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if the Final Price Level is less than or equal to the “Protection Strike Price” (as defined below), then the Final Redemption Amount will equal the “Downside Participation Rate” multiplied by the “Protection Strike Price” (each as defined below);

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if the Final Price Level is greater than the Protection Strike Price but less than the “Lower Put Strike Price” (as defined below), then the Final Redemption Amount will equal the sum of (a) the Initial Price Level and (b) the product of (i) the Downside Participation Rate and (ii) the Final Price Level minus the Lower Strike Price;

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if the Final Price Level is greater than or equal to the Lower Strike Price but less than the “Upper Strike Price” (as defined below), then the Final Redemption Amount will equal the Initial Price Level; and

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if the Final Price Level is greater than or equal to the Upper Strike Price, then the Final Redemption Amount will equal the Initial Price Level plus the “Upside Participation Rate” (as defined below) multiplied by the difference between the Final Price Level and the Upper Strike Price.

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Unless otherwise set forth in the applicable pricing supplement, the Upper Strike Price (which will exceed the Lower Strike Price), will represent a percentage increase from the Initial Price Level that we will specify in the applicable pricing supplement. The Final Price Level must exceed the Upper Strike Price in order for you to receive a cash payment or amount of shares that exceeds the principal amount of your notes.

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The “Final Price Level” will equal the product of (a) the closing price of the Index Stock on the Final Valuation Date and (b) the Base Exchange Ratio on the Final Valuation Date. However, if a Final Valuation Period is applicable to the notes, then the Final Price Level will equal the arithmetic average of, for each trading day during the Final Valuation Period, the product of (a) the closing price of the Index Stock and (b) the then-current Base Exchange Ratio.

•	If the Final Price Level is less than the Lower Strike Price, you will receive a number of shares of the Index Stock or cash worth less than the principal amount of your notes.

•	The Base Exchange Ratio may be adjusted for certain corporate events relating to Index Stock Issuer.

•	The pricing supplement for your notes will specify for your notes:

•	the Initial Price Level;

•	the Protection Strike Price;

•	the Lower Strike Price;

•	the Upper Strike Price;

•	the Downside Participation Rate; and

•	the Upside Participation Rate.

•	You cannot elect to exchange your notes for Index Stock prior to maturity.

•	Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange.

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Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Banc of America Securities LLC (“BAS”) may act as our selling agents to offer the notes. Unless otherwise specified in the applicable pricing supplement, MLPF&S and BAS will not receive any commission in connection with the sale of the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. The value of the notes at maturity is uncertain. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-9 of this product supplement. You may lose a significant portion of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this product supplement, the accompanying Series L prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

No Index Stock Issuer participated or will participate in the preparation of this product supplement or any pricing supplement. No Index Stock Issuer will receive any of the proceeds from any offering of the notes, nor will any Index Stock Issuer have any obligation under the notes to make any payments to you.

BofA Merrill Lynch

SUMMARY

This product supplement relates only to our notes and does not relate to the securities of any Index Stock Issuer. This summary includes questions and answers that highlight selected information from the accompanying prospectus, the accompanying Series L prospectus supplement, and this product supplement to help you understand these notes. You should read carefully the entire prospectus, the accompanying Series L prospectus supplement, this product supplement, and the applicable pricing supplement to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or the accompanying Series L prospectus supplement, this product supplement will supersede those documents. If information in this product supplement is inconsistent with the applicable pricing supplement, the applicable pricing supplement will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying Series L prospectus supplement and the prospectus.

The transactions described in this product supplement are complex. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the applicable pricing supplement, and the accompanying Series L prospectus supplement and the prospectus. You should rely only on the information contained in this product supplement, the applicable pricing supplement, the accompanying Series L prospectus supplement, and the prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent will make an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the applicable pricing supplement, the accompanying Series L prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

What are the notes?

The notes are senior debt securities issued by Bank of America Corporation and are not secured by collateral. The notes rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will mature on the maturity date specified in the applicable pricing supplement. The notes are only partially principal protected.

How much interest will you receive on the notes?

The applicable pricing supplement will state the interest rate, the interest payment dates, and the method of determining the amount of interest payable on your notes.

How will the interest rates on the notes compare to the interest rate on a conventional debt security?

We expect that the interest rates payable on the notes will be higher than the interest rate payable on a conventional debt security with the same maturity issued by us or by an issuer with a comparable credit rating. This is because you are deemed to be indirectly selling a put option to us on the Index Stock. Your return attributable to the put option is combined with a market interest rate on our senior debt to produce an interest rate that may be higher than conventional debt securities.

What will you receive on the stated maturity date of the notes?

The amount of cash or the number of shares that you will receive on the maturity date will depend on the “Final Price Level.” The Final Price Level will equal the product of (a) the closing price of the Index Stock on the Final Valuation Date and (b) the Base Exchange Ratio on the Final Valuation Date. However, if a Final Valuation Period is applicable to the notes, then the Final Price Level will equal the arithmetic average of, for each trading day during the Final Valuation Period, the product of (a) the closing price of the Index Stock and (b) the then current Base Exchange Ratio. The applicable pricing supplement will state whether a single Final Valuation Date or a Final Valuation Period consisting of more than a single trading day will be used to determine the Final Price Level. If a Final Valuation Period is applicable to your notes, the last trading day of that period will be the “Final Valuation Date” for certain calculations that may be made, as described below.

At maturity, unless certain corporate events relating to the Index Stock Issuer have occurred, for each unit of the notes, we will deliver to you the Final Redemption Amount, which will depend upon the Final Price Level. If so specified in the applicable pricing supplement, we and/or you will have the option to elect to have us deliver to you, in lieu of the Final Redemption Amount in cash, a number of shares of Index Stock based upon the closing price of the Index Stock on the Final Valuation Date. You may receive cash or a number of shares worth less than the principal amount of your notes.

The Final Redemption Amount will be determined as follows:

•	if the Final Price Level is less than or equal to the Protection Strike Price, then the Final Redemption Amount will equal the Downside Participation Rate multiplied by the Protection Strike Price;

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if the Final Price Level is greater than the Protection Strike Price but less than the Lower Strike Price, then the Final Redemption Amount will equal the sum of (a) the Initial Price Level and (b) the product of (i) the Downside Participation Rate and (ii) the Final Price Level minus the Lower Strike Price;

•	if the Final Price Level is greater than or equal to the Lower Strike Price but less than the Upper Strike Price, then the Final Redemption Amount will equal the Initial Price Level; and

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if the Final Price Level is greater than or equal to the Upper Strike Price, then the Final Redemption Amount will equal the Initial Price Level plus the Upside Participation Rate (as defined below) multiplied by the difference between the Final Price Level and the Upper Strike Price.

Unless otherwise set forth in the applicable pricing supplement, the Upper Strike Price (which will exceed the Lower Strike Price), will represent a percentage increase from the Initial Price Level that we will specify in the applicable pricing supplement. The Final Price Level must exceed the Upper Strike Price in order for you to receive a cash payment or amount of shares that exceeds the principal amount of your notes.

If the Final Price Level is less than the Lower Strike Price, you will receive a number of shares of the Index Stock or cash worth less than the principal amount of your notes.

The pricing supplement for your notes will specify for your notes:

•	the Initial Price Level;

•	the Protection Strike Price;

•	the Lower Strike Price;

•	the Upper Strike Price;

•	the Downside Participation Rate; and

•	the Upside Participation Rate.

The Base Exchange Ratio and the calculation of the Final Redemption Amount may be adjusted for certain corporate events. See the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.”

Is it possible for you to receive shares of the Index Stock instead of cash at maturity?

Yes. If so specified in the applicable pricing supplement, we and/or you will have the option to elect to have us deliver to you, in lieu of the Final Redemption Amount in cash, a number of shares of Index Stock based upon the closing price of the Index Stock on the Final Valuation Date.

At maturity, can you receive cash or shares having a value that is less than the principal amount of your notes?

Yes. If at maturity, the Final Price Level is less than the Lower Strike Price, then the value of the cash or the Index Stock that you receive will be less than the principal amount of your notes. In addition, if the Downside Participation Rate of your notes is less than one, your return on the notes will be even less than the negative return of the Index Stock (provided that the Final Redemption Amount will not be less than the product of the Downside Participation Rate and the Protection Strike Price). Moreover, because the payment amount on your note will be determined on the Final Valuation Date, if we deliver shares rather than cash, you may be subject to adverse price movements in the share price of the Index Stock between the Final Valuation Date (or the Final Valuation Period, if applicable) and the maturity date.

Do you have the right to exchange your notes for cash or Index Stock prior to maturity?

No. You cannot elect to exchange your notes for cash or Index Stock prior to maturity.

Is the return on the notes limited in any way?

Yes. At maturity, you will only receive cash or shares of Index Stock with a value greater than the principal amount of your notes if the Final Price Level exceeds the Upper Strike Price. Even in such a case, unless otherwise set forth in the applicable pricing supplement, your return on the notes will be less than the percentage increase in the Final Price Level, because your return in excess to the principal amount of your notes will be limited to the difference between the Final Price Level and the Upper Strike Price, multiplied by the Upside Participation Rate, which may be less than 100%.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Market Disruption Events.”

Do we have the right to call the notes?

No. We do not have the right to call the notes.

Is it possible for the notes to become linked to the value of securities of companies other than the Index Stock Issuer?

Yes. Following some types of corporate events relating to the Index Stock Issuer, such as a stock-for-stock merger where the Index Stock Issuer is not the surviving entity, you will receive at maturity the cash value of the applicable number of securities of the successor corporation to the Index Stock Issuer. Following some other types of corporate events relating to the Index Stock Issuer, such as a merger where holders of the Index Stock would receive all or a substantial portion of their consideration in cash, or a significant cash dividend or distribution of property occurs with respect to the Index Stock, you will receive at maturity the cash value of the applicable number of shares of the common stock of three companies in the same industry group as the Index Stock Issuer in lieu of the Index Stock, or the cash value of the common stock of those three companies in addition to the cash value of a number of shares of the Index Stock, as applicable. If a corporate event of this kind occurs, the equity-linked nature of the notes will be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in “Description of the Notes—Dilution and Reorganization Adjustments.”

Who will determine the amounts payable on the notes?

A calculation agent will make all calculations associated with determining the Final Price Level, the Final Redemption Amount, the Base Exchange Ratio on the Final Valuation Date (or during the Final Valuation Period, if applicable), and the amount of cash or securities payable at maturity. The calculation agent also will (a) adjust the Base Exchange Ratio for certain corporate events affecting the Index Stock and (b) determine the appropriate securities to be used in calculating the amount of cash to be delivered at maturity if certain reorganization events occur relating to the Index Stock that we describe in “Description of the Notes—Dilution and Reorganization Adjustments.” One of our subsidiaries, including MLPF&S and BAS may act as a calculation agent. See the sections entitled “Description of the Notes—Role of the Calculation Agent” and “Description of the Notes—Dilution and Reorganization Adjustments.”

What is the Index Stock Issuer?

Each Index Stock Issuer will be a company that has registered its common equity securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, each Index Stock Issuer will be a company required to file periodically financial and other information specified by the SEC. Information that the Index Stock Issuer provides or files with the SEC can be inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site, http://www.sec.gov. In addition, information regarding the Index Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles, and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any of this information. For further information, please see the section entitled “The Index Stock.” If the Index Stock Issuer is not a U.S. company, the references in this product supplement to the Index Stock Issuer’s common shares may be to the Index Stock Issuer’s American Depositary Shares, ordinary shares, or other comparable common equity security, as specified in the applicable pricing supplement.

What will be the Index Stock Issuer’s role in the notes?

The amount we will pay at maturity will be determined according to the price of the Index Stock on the Final Valuation Date (or during the Final Valuation Period, if applicable). In either case, the Index Stock Issuer will have no obligations relating to, or any role in connection with, the notes or the amounts of cash or shares to be delivered to you. The Index Stock Issuer will have no obligation to take our needs or your needs into consideration for any reason. The Index Stock Issuer will not receive any of the proceeds from the offering of any of the notes and will not be responsible for, and will not endorse or participate in, any offering of the notes. The Index Stock Issuer will not be responsible for, and will not participate in, the determination or calculation of the amounts that you may receive. Unless otherwise specified in the applicable pricing supplement, we will not be an affiliate of any Index Stock Issuer.

Will you have an ownership interest in the Index Stock during the term of the notes?

No. An investment in the notes does not entitle you to any ownership interest in the Index Stock, including any voting rights, dividends paid, or other distributions by the Index Stock Issuer, unless and until those shares are delivered to you at maturity.

Are the notes transferable?

Yes. You may transfer the notes. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section entitled “Registration and Settlement” in the prospectus and “Description of the Notes—Same-Day Settlement and Payment” in this product supplement.

Will the notes be listed on an exchange?

No. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. A market for the notes may never develop.

Who are the selling agents for the notes?

One or more of our subsidiaries, including MLPF&S and BAS, will act as our selling agents in connection with the offering of the notes. In this capacity, MLPF&S and BAS are not your fiduciaries or advisors, and you should not rely upon any communication from MLPF&S and BAS in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How will the notes be offered?

We have registered the notes with the SEC in the United States. However, we are not registering the notes for public distribution in any jurisdiction other than the United States. The selling agent may solicit offers to purchase the notes from non-United States investors in reliance on available private placement exemptions. See the section in the attached Series L prospectus supplement entitled “Supplemental Plan of Distribution—Selling Restrictions.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) or a plan that is subject to Section 4975 of the Internal Revenue Code, or the “Code,” including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. Please see the section “ERISA Considerations” below for additional information.

Are there any risks associated with your investment?

Yes. You may lose your principal investment, and the notes are subject to a number of additional risks. Please refer to the section “Risk Factors” in this product supplement and page S-4 of the attached Series L prospectus supplement.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the notes or financial matters in general.

Your investment may result in a loss; there is no guaranteed return of principal. The notes are only partially principal protected. The notes combine features of equity and debt. The notes differ from ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payout to you at the scheduled maturity date will be the Final Redemption Amount, or a number of shares of Index Stock determined by the calculation agent, unless certain corporate events relating to the Index Stock Issuer have occurred (in which case you may receive an amount of cash determined as described below under “Description of the Notes—Dilution and Reorganization Adjustments”). If the Final Price Level is less than the Lower Strike Price, we will pay to you an amount of cash or deliver to you a number of shares of Index Stock, with a value that is less than the principal amount of your notes. In addition, because the payment amount on your note will be determined on the Final Valuation Date, if we deliver shares rather than cash, the share price may be subject to adverse price movements between the Final Valuation Date (or the Final Valuation Period, if applicable) and the maturity date.

The potential appreciation of the value of the notes is less than the potential appreciation of the Index Stock. Unless otherwise set forth in the applicable pricing supplement, the appreciation potential of the notes is limited. At maturity, you will only receive cash or shares of Index Stock with a value greater than the principal amount of your notes if the Final Price Level exceeds the Upper Strike Price. Even in such a case, unless otherwise set forth in the applicable pricing supplement, your return on the notes will be less than the percentage increase in the Final Price Level, because any return on your notes that exceeds the principal amount will be limited to the difference between the Final Price Level and the Upper Strike Price, multiplied by the Upside Participation Rate, which may be less than 100.00%. Accordingly, unless otherwise set forth in the applicable pricing supplement, you should assume that, even if the value of the Index Stock increases after the pricing date, you will receive at maturity cash or shares of Index Stock that with a value that represent less than the full appreciation of the Index Stock as of the Final Valuation Date.

Your yield may be lower than the yield on a standard debt security of comparable maturity. The notes are only partially principal protected, and your payments in excess of the principal amount are expected to be limited. Accordingly, notwithstanding the interest payments that will be made on the notes, any yield that you receive on the notes, which could be negative, may be less than the overall return that you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of each interest payment on the notes and the amount of cash or shares due at maturity is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of the Index Stock increases after the pricing date. No assurance can be given as to what our financial condition will be on any payment date.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to the maturity date may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Index Stock, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise specified in the applicable pricing supplement, we will not list any of the notes on any securities exchange. We cannot predict how the notes will trade in the secondary market or whether that market will be liquid or illiquid. The number of potential buyers of the notes in any secondary market may be limited. Under ordinary market conditions, the applicable selling agents will indicate prices on the notes on request; however, there can be no assurance at which price any bid would be made. However, a selling agent may discontinue buying and selling any of the notes at any time. In addition, the development of a liquid trading market for any of the notes may depend on our financial performance and other factors such as the appreciation, if any, in the price of the applicable Index Stock.

To the extent that MLPF&S and/or BAS engage in any market-making activities, they may bid for or offer notes. Any price at which MLPF&S or BAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that may be used by MLPF&S or BAS, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time MLPF&S or BAS were to cease acting as market-makers for any of the notes, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which the notes could be sold likely would be lower than if an active market existed.

If you attempt to sell the notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes or less than the value of the shares you would receive at maturity. Unlike savings accounts, certificates of deposit, and other similar investment products, you will have no right to redeem the notes prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be a very illiquid market for the notes, or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Market value of the Index Stock. The value of the notes will depend substantially on the market value of the Index Stock. Even if the market price of the Index Stock increases after the pricing date, if you sell your notes before the Final Valuation Date, you may receive substantially less than the amount that would be payable at maturity based on that market price. If you choose to sell your notes when the product of the Base Exchange Ratio and the market price of the Index Stock is less than, or not sufficiently above, the Upper Strike Price, you may receive less than the principal amount of your notes. In general, the market value of the notes will decrease as the market value of the Index Stock decreases, and the market value of the notes will increase as the market value of the Index Stock increases. Trading prices of the Index Stock also may be influenced if we, our affiliates, or any other entity issue securities with terms similar to the notes or transfer shares of the Index

Stock. In addition, the market price of the Index Stock could become more volatile and could be depressed by hedging or arbitrage activity that may develop involving the notes or the Index Stock. We expect that the notes will trade differently from the Index Stock.

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Volatility of the Index Stock. Volatility is the term used to describe the size and frequency of market fluctuations. Volatility of the Index Stock may affect the market value of the notes. The generally unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. In general, if the volatility of the Index Stock increases, or is anticipated to increase, we expect that the market value of the notes will decrease, and if the volatility of the Index Stock decreases, or is anticipated to decrease, we expect that the market value of the notes will increase. This volatility also may increase the risk that the Final Price Level of the Index Stock will be less than the Upper Strike Price.

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Interest rates. We expect that changes in interest rates will affect the trading value of the notes. In general, if U.S. interest rates increase, we expect that the trading value of the notes will decrease, and, conversely, if U.S. interest rates decrease, we expect that the trading value of the notes will increase. The level of prevailing interest rates also may affect the U.S. economy, and, in turn, the market value of the Index Stock.

•	Dividend yield on the Index Stock. In general, if the dividend yield on the Index Stock increases, we expect that the market value of the notes will decrease.

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Economic and other conditions generally. The general economic conditions of the capital markets, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, and the market segment of which the Index Stock is a part, in particular, may affect the market value of the notes.

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Earnings performance and creditworthiness of the Index Stock Issuer. The general economic conditions and earnings results and creditworthiness of the Index Stock Issuer, and real or anticipated changes in those conditions or results, may affect the market value of the notes.

The Final Redemption Amount will not be affected by all developments relating to the Index Stock. Changes in the market price of the Index Stock during the term of the notes before the Final Valuation Date or the Final Valuation Period will not be reflected in the calculation of the Final Redemption Amount. The calculation agent will calculate your payment at maturity only based upon the Initial Price Level and the Final Price Level. No other prices of the Index Stock will be taken into account. As a result, you may receive less than the principal amount of your notes even if the market price of the Index Stock has increased at certain times during the term of notes before decreasing to a level below the Lower Strike Price prior to the Final Valuation Date or the Final Valuation Period.

Hedging activities may affect your return at maturity and the market value of the notes. One or more of our affiliates, including MLPF&S and BAS, may engage in hedging activities that may affect the market value of the Index Stock, and accordingly, increase or decrease the market value of the notes prior to maturity and amounts of cash or shares that you receive at maturity. In addition, we or one or more of our affiliates, including MLPF&S and BAS, may purchase or otherwise acquire a long or short position in the notes. We or one of our affiliates, including MLPF&S and BAS, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the market value of the Index Stock, we cannot assure you that these activities will not affect that price and the market value of the notes prior to maturity or the amount you will receive at maturity.

The historical performance of the Index Stock is not an indication of its future performance. Changes in the prices of the Index Stock will affect the trading price of the notes, but it is impossible to predict whether the prices of the Index Stock will rise or fall. The price of the Index Stock may decrease so that you will receive at maturity cash, or, at our option (unless otherwise set forth in the applicable pricing supplement), shares of Index Stock, worth less than the principal amount of your notes. In addition, there can be no assurance that the price of the Index Stock will increase so that you will receive at maturity cash or an amount of the Index Stock worth more than the principal amount of your notes.

The amount payable to you at maturity is not subject to adjustment for all corporate events. The amount that you are entitled to receive at maturity may be adjusted for the specified corporate events affecting the Index Stock described in the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of the Index Stock, such as offerings of common shares for cash or in connection with acquisition transactions. The occurrence of any event not described under “Description of the Notes—Dilution and Reorganization Adjustments” may adversely affect the determination of the closing price of the Index Stock, the Final Price Level, and the Final Redemption Amount, and, as a result, the market value of the notes.

The notes may be exchangeable into an amount of cash based on the value of shares of companies other than the Index Stock Issuer. Following some corporate events relating to the Index Stock, such as a merger where holders of the Index Stock would receive all or a substantial portion of their consideration in cash, or if a significant cash dividend or distribution of property occurs with respect to the Index Stock, you will receive at maturity the cash value of the applicable number of shares of common stock of three companies in the same industry group as the Index Stock Issuer in lieu of the Index Stock. Alternatively, you may receive the cash value of the common stock of those three companies in addition to the cash value of a number of shares of the Index Stock. Following some other corporate events, such as a stock-for-stock merger in which the Index Stock Issuer is not the surviving entity, you will receive at maturity shares or the cash value of the applicable number of shares of common stock of a successor corporation to the Index Stock Issuer. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.” The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the market price of the notes. In addition, if the notes become exchangeable into shares or an amount of cash based on the value of securities of companies other than the Index Stock Issuer, the value of the notes may be affected by the market value of those securities, the volatility of those securities, the dividend yield, if any, on those securities, earnings results and creditworthiness of the issuers of those securities, and other factors affecting those securities and the issuers of those securities.

You will not have rights as a shareholder of the Index Stock Issuer. Unless and until you receive shares of the Index Stock at maturity, if at all, you will have no rights against the Index Stock Issuer, including the right to vote, or to receive dividends or other distributions, if any, even though:

•	you may receive shares of the Index Stock at maturity; and

•	the market value of the notes is expected to depend primarily on the market price of the Index Stock.

You have no assurance that you will continue to receive current information on the Index Stock Issuer. There can be no assurance that the Index Stock Issuer will continue to be subject to the reporting requirements of the Exchange Act, or that it will distribute any reports, proxy statements, or other information required to be disclosed to its shareholders. In the event that the Index Stock Issuer ceases to be subject to those reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain, and the market value and liquidity of the notes may be adversely affected.

We will not hold any shares of the Index Stock for your benefit. The Senior Indenture governing the notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge, or otherwise convey all or any portion of any shares of the Index Stock acquired by us or them. Neither we nor any of our affiliates will pledge or otherwise hold any of those shares for your benefit in order to enable you to exchange your notes for shares under any circumstances. As a result, in the event of our bankruptcy, insolvency, or liquidation, any shares of the Index Stock that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Unless otherwise specified in the applicable pricing supplement, although we or our affiliates may hold securities of the Index Stock Issuer, we do not control the Index Stock Issuer, and are not responsible for any disclosures made by the Index Stock Issuer. No Index Stock Issuer will be involved in any offering of the notes, or have any obligations with respect to the notes. As a result, no Index Stock Issuer will have any obligation to take your needs into consideration for any reason, including in taking any corporate actions that might affect the value of the notes. No Index Stock Issuer will receive any of the proceeds from any offering of the notes, or participate in the determination of the timing of, prices for, or quantities of the notes to be issued. No Index Stock Issuer will participate in the determinations to be made by the calculation agent. No Index Stock Issuer will be involved with the administration, marketing, or trading of the notes.

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Stock Issuer contained in the applicable pricing supplement or in the Index Stock Issuer’s publicly available filings. The material provided in the pricing supplement concerning the Index Stock Issuer and its equity securities will be derived from publicly available information. The Index Stock Issuer will not provide or approve of this information. We will not make any attempt to confirm any of this information. Before you invest in the notes, you should make your own investigation into the Index Stock Issuer.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S and BAS, may engage in trading activities related to the Index Stock Issuer that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell shares of the Index Stock or futures or options contracts based on the Index Stock for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. In addition, we may enter into one or more arrangements with one or more of our affiliates to hedge the market risks associated with our obligation to pay the amounts due under the notes. We or our affiliates expect to make a profit in connection with these arrangements. If we enter into an arrangement of this kind with one or more of our affiliates, we do not intend to seek competitive bids from unaffiliated parties.

We or our affiliates may enter into these transactions on or prior to the pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the Initial Index Stock Price and the Initial Price Level. If this occurs, your return on the notes could be adversely affected.

In addition, from time to time during the term of the notes and in connection with the maturity of the notes, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the notes, or to the Index Stock. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the market price of the Index Stock or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our business activities relating to the Index Stock Issuer may create conflicts of interest with you. We and our affiliates, including MLPF&S and BAS, may have engaged in business with the Index Stock Issuer, and also may do so at present or in the future. These activities may include making loans to, equity investments in, or providing investment banking, asset management, or other services to the Index Stock Issuer, its affiliates, and its competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates may have published, and in the future may publish, research reports on the Index Stock Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

Secondary market prices of the notes may be affected adversely by the inclusion in the original issue price of the notes of any selling agent commissions and the costs of hedging our obligations under the notes. Assuming no change in market conditions or any other relevant factors, the market price, if any, at which a party will be willing to purchase notes in secondary market transactions likely will be lower than the original issue price since the original issue price will include, and secondary market prices are likely to exclude, any selling agent commissions (if applicable to your notes) and the potential profit included in the cost of hedging our obligations under the notes. The price of hedging our obligations was determined with the intent to realize a profit. However, because hedging our obligations entails risks and may be influenced by market forces beyond our control or our affiliates’ control, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One or more of our subsidiaries, including MLPF&S and BAS, will act as the calculation agent for the notes and, as such, will determine the cash amount or securities that will be payable to you at maturity. Under some circumstances, these duties could result in a conflict of interest between MLPF&S’s or BAS’s status as our subsidiary and their responsibilities as calculation agent. These conflicts could occur, for instance, in connection with their determination as to whether a “Market Disruption Event” has occurred, or in connection with adjustments to the Base Exchange Ratio that they would be required to make in the event of certain corporate actions involving the Index Stock Issuer. See the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.”

The U.S. federal income tax consequences of the notes are uncertain. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain. No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the notes and no assurance can be given that the IRS or a court will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary” or in the applicable pricing supplement.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes, as well as any tax consequence arising under the laws of any state, local, or foreign taxing jurisdiction.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under the Senior Indenture, which we describe more fully in the accompanying prospectus and the accompanying Series L prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the accompanying Series L prospectus supplement and “Description of Debt Securities” in the prospectus.

The notes will be issued in minimum denominations and increments at or above the minimum denominations set forth in the applicable pricing supplement.

The notes will mature on the maturity date set forth in the applicable pricing supplement, subject to acceleration as described below in “Alternate Exchange Calculation in Case of an Event of Default.”

The notes are not principal protected.

Prior to maturity, the notes are not redeemable by us or repayable at the option of any holder. The notes will not have the benefit of any sinking fund. The notes will be issued in book-entry form only.

Interest

The notes will bear interest from their issue date at the interest rate that will be specified in the applicable pricing supplement. Interest will be payable on the interest payment dates set forth in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. Each interest payment on an interest payment date will include interest accrued from, and including, the issue date or the preceding interest payment date, as the case may be, to, but excluding, that interest payment date. Unless otherwise specified in the applicable pricing supplement, if an interest payment date falls on a day that is not a business day, the applicable payment will be made on the next business day as if it were the date that payment was due, and no interest will accrue as a result of the postponement.

Unless otherwise specified in the applicable pricing supplement, for so long as the notes are represented by a global certificate, the record date for each interest payment will be one business day prior to the interest payment date.

Unless otherwise specified in the applicable pricing supplement, “business day” means a day that is a business day of the kind described in the accompanying prospectus.

Payment at Maturity

The amount of cash or the number of shares that you will receive on the maturity date will depend on the closing price of the Index Stock and the Base Exchange Ratio on the Final Valuation Date or on each trading day in the Final Valuation Period, as described in the applicable pricing supplement. The Final Price Level will equal the product of (a) the closing price of the Index Stock on the Final Valuation Date and (b) the Base Exchange Ratio on the Final Valuation Date. However, if a Final Valuation Period is applicable to the notes, then the Final Price Level will equal the arithmetic average of, for each trading day during the Final

Valuation Period, the product of (a) the closing price of the Index Stock and (b) the then-current Base Exchange Ratio.

At maturity, unless certain corporate events relating to the Index Stock Issuer have occurred, for each unit of the notes, we will deliver to you the Final Redemption Amount, which will depend upon the Final Price Level. If so specified in the applicable pricing supplement, we and/or you will have the option to elect to have us deliver to you, in lieu of the Final Redemption Amount in cash, a number of shares of Index Stock based upon the closing price of the Index Stock on the Final Valuation Date. You may receive cash or a number of shares worth less than the principal amount of your notes.

The Final Redemption Amount will be determined as follows:

•	if the Final Price Level is less than or equal to the Protection Strike Price, then the Final Redemption Amount will equal the Downside Participation Rate multiplied by the Protection Strike Price;

•

if the Final Price Level is greater than the Protection Strike Price but less than the Lower Strike Price, then the Final Redemption Amount will equal the sum of (a) the Initial Price Level and (b) the product of (i) the Downside Participation Rate and (ii) the Final Price Level minus the Lower Strike Price;

•	if the Final Price Level is greater than or equal to the Lower Strike Price but less than the Upper Strike Price, then the Final Redemption Amount will equal the Initial Price Level; and

•

if the Final Price Level is greater than or equal to the Upper Strike Price, then the Final Redemption Amount will equal the Initial Price Level plus the Upside Participation Rate multiplied by the difference between the Final Price Level and the Upper Strike Price.

The Lower Strike Price and the Upper Strike Price (which will exceed the Lower Strike Price), will each represent a percentage increase from the Initial Price Level that we will specify in the applicable pricing supplement. The Final Price Level must exceed the Upper Strike Price in order for you to receive a cash payment or amount of shares that exceeds the principal amount of your notes.

If the Final Price Level is less than the Lower Strike Price, you will receive a number of shares of the Index Stock or cash worth less than the principal amount of your notes.

The pricing supplement for your notes will specify for your notes:

•	the Initial Price Level;

•	the Protection Strike Price;

•	the Lower Strike Price;

•	the Upper Strike Price;

•	the Downside Participation Rate; and

•	the Upside Participation Rate.

The Base Exchange Ratio and the calculation of the Final Redemption Amount may be adjusted for certain corporate events. See the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.”

Option to Pay in Cash or Shares

If so specified in the applicable pricing supplement, at our option, and/or your option, on the scheduled maturity date, instead of paying the Final Redemption Amount in cash, we may deliver to you a number of shares of Index Stock based upon the closing price of the Index Stock on the Final Valuation Date.

Unless otherwise provided in the applicable pricing supplement, if you have such an option, you must notify us of your option to exercise it no later than 10 business days prior to the maturity date of the applicable notes.

We will, or will cause the calculation agent to:

•

provide written notice to the trustee under the Senior Indenture and to DTC, on or prior to 10:30 a.m. on the trading day immediately prior to the scheduled maturity date of the notes (but if that trading day is not a business day, prior to the close of business on the business day preceding the maturity date), of the Final Redemption Amount (or, if applicable, the number of shares of Index Stock) to be delivered with respect to each unit of the notes; and

•

deliver that cash or those shares, as applicable, and cash in respect of interest and any fractional shares, to the trustee under the Senior Indenture for delivery to DTC, as holder of the notes, on the scheduled maturity date.

We expect that the cash and shares will be distributed to you on the maturity date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Same Day Settlement and Payment” below, and “Registration and Settlement” in the prospectus.

Certain Definitions

Unless otherwise specified in the applicable pricing supplement, a “trading day” means any day, as determined by the calculation agent, on which trading generally is conducted on the New York Stock Exchange, Inc. (“NYSE”), The Nasdaq Stock Market, Inc., and the Chicago Mercantile Exchange and in the over-the-counter market for equity securities in the United States.

The “closing price” for one share of the Index Stock (or one unit of any other security for which a closing price must be determined) on any particular day means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed on an exchange or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that we or one of our affiliates pays or receives upon the purchase or sale of the security used to hedge our obligations under the notes.

Market Disruption Events

If on the Final Valuation Date, a Market Disruption Event (as defined below) has occurred, or if the closing price per share of the Index Stock (or one unit of any other security) cannot be determined according to the immediately preceding provisions, then the closing price per share of the Index Stock (or one unit of any other security) for that trading day will be the mean, as determined by the calculation agent, of the bid prices for the applicable security obtained from as many recognized dealers in that security, but not exceeding three, as will make those bid prices available to the calculation agent; provided that if no such bids are available, then the closing price per share of the Index Stock (or one unit of any other security) for that trading day will equal the calculation agent’s good faith estimate of the value of that security as of that trading day. A bid by MLPF&S, BAS, or any of our other affiliates may be included in the calculation of the mean, but only if that bid is the highest of the bids obtained.

If a Final Valuation Period is applicable to your notes and there is a Market Disruption Event on any day in the Final Valuation Period, then the closing price per share of the Index Stock (or one unit of any other security) on such a date will be equal to the closing price per share of the Index Stock (or one unit of any other security) on the next day in the Final Valuation Period in which a Market Disruption Event did not occur. For example, if there is a Market Disruption Event on the second and third days in a Final Valuation Period, but there is no Market Disruption Event on the fourth day in the Final Valuation Period, then the closing price for that fourth day will also be the closing price for the second and third days.

If there is a Market Disruption Event on the final trading day of the Final Valuation Period, then the calculation agent will determine the closing price for that day by applying the procedures specified in the definition of closing price above for use when a Market Disruption Event has occurred on the Final Valuation Date.

“Market Disruption Event” means:

•

a suspension, absence, or material limitation of trading of the Index Stock on the primary market in the U.S. for the Index Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market in the U.S. for the Index Stock as a result of which the reported trading prices for the Index Stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence, or material limitation of trading on the primary market in the U.S. for trading in options contracts or futures contracts related to the Index Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or a material disruption in securities settlement, payment, or clearance services in the United States, in each case as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent, in its sole discretion, that any event described in the preceding paragraph materially interferes or interfered with the ability of MLPF&S, BAS, or any of their affiliates to unwind or adjust all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the number of hours or days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event;

•

limitations under any rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization, or the SEC on trading during significant market fluctuations will constitute a suspension, absence, or material limitation of trading;

•

a suspension of trading in options contracts on the Index Stock by the primary securities market in the U.S. trading in those options, if available, by reason of (a) a price change exceeding limits set by that securities exchange or market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence, or material limitation of trading in options contracts related to the Index Stock; and

•

a suspension, absence, or material limitation of trading on the primary securities market in the U.S. on which options contracts related to the Index Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Fractional Shares

If we elect to pay the amount due at maturity by delivering shares of the Index Stock, you may be entitled to receive a number of shares that is not divisible by a whole number. We will not distribute any fractional shares of the Index Stock. Instead, we will aggregate all amounts due to you, and in lieu of delivering a fractional share of the Index Stock, we will pay the cash value of the fractional share based on the closing price as of the Final Valuation Date. While the notes are issued in global form, the sole holder will be DTC. DTC participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the notes to ascertain a participant’s specific policy.

Alternate Exchange Calculation in Case of an Event of Default

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per unit of the notes upon acceleration of the notes will be determined by the calculation agent. The amount will be a cash amount, for each unit of the notes, equal to the sum of:

•

the value of a number of shares of the Index Stock (based on the closing price of the Index Stock on the date of default) equal to the Final Redemption Amount (calculated as if the date of default is the Final Valuation Date); and

•	accrued but unpaid interest to, but excluding, the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the original issue price of the notes plus an additional amount of contingent interest calculated as if the date of commencement of the proceeding were the maturity date of the notes.

Unless otherwise specified in the applicable pricing supplement, if the maturity of the notes is accelerated because of an event of default, we will provide notice of that acceleration event to the holders of the notes as promptly as possible, and in no event later than two trading days after the date of acceleration (but if that second trading day is not a business day, prior to the close of business on the business day preceding that second trading day).

Dilution and Reorganization Adjustments

The Base Exchange Ratio and the Final Redemption Amount may be adjusted by the calculation agent for certain dilution and reorganization events as follows:

1. If shares of the Index Stock are subject to a stock split or reverse stock split, then once that split has become effective, the Base Exchange Ratio will be adjusted to equal the product of the prior Base Exchange Ratio and the number of shares outstanding after giving effect to that stock split or reverse stock split with respect to one share of the Index Stock.

2. If shares of the Index Stock are subject (a) to a stock dividend (an issuance of additional shares of the Index Stock that is given ratably to all holders of the Index Stock) or (b) to a distribution of the Index Stock as a result of the triggering of any provision of the corporate charter or other organizational documents of the Index Stock Issuer, then once the dividend has become effective and shares of the Index Stock are trading ex-dividend, the Base Exchange Ratio will be adjusted to equal the product of the prior Base Exchange Ratio and the number of shares outstanding after giving effect to that transaction with respect to one share of the Index Stock.

3. If the Index Stock Issuer issues rights or warrants to all holders of the Index Stock to subscribe for or purchase additional common shares, then the Base Exchange Ratio will be adjusted on the trading day immediately following the issuance of those rights or warrants so that the new Base Exchange Ratio will equal the product of the prior Base Exchange Ratio and the sum of (a) one plus (b) the number of shares of Index Stock that can be purchased with the cash value of those warrants or rights distributed on a single share of Index Stock. The number of shares that can be purchased will be based on the closing price of the Index Stock on the date the new Base Exchange Ratio is determined. The cash value of those rights or warrants, if the warrants or rights are traded on a U.S. national securities exchange, will equal the closing price of those warrants or rights, or, if the warrants or rights are not traded on a U.S. national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Base Exchange Ratio is determined, provided that if only two bid prices are available, then the cash value of those warrants or rights will equal the average (mean) of those bids, and if only one bid is available, then the cash value of those warrants or rights will equal that bid; provided that if no such bids are available, then the cash value of those warrants or rights on that date will equal the calculation agent’s good faith estimate of that value as of that date. A bid of MLPF&S, BAS, or any of their affiliates may be included in the calculation of the mean, but only if that bid is the highest of the bids obtained.

4. Unless otherwise stated in the applicable pricing supplement, there will be no adjustments to the Base Exchange Ratio to reflect cash dividends or other distributions paid with respect to the Index Stock other than distributions described in paragraph 2, paragraph 3, and clauses (1), (4), and (5) of paragraph 5(a), and Extraordinary Dividends. “Extraordinary Dividend” means each of (a) the full amount per share of Index Stock of any cash dividend or special dividend or distribution that is identified by the Index Stock Issuer as an extraordinary or special dividend or distribution, (b) the amount per share of Index Stock of any cash dividend or other cash distribution (that is not otherwise identified by the Index Stock Issuer as an extraordinary or special dividend or distribution) that exceeds the immediately preceding non-Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment as provided in this section, such as a stock split or reverse stock split) by more than 10% of the closing price of the Index Stock on the trading day preceding the “ex-dividend date” for that dividend or distribution, and (c) the full cash value of any non-cash dividend or distribution per share of Index Stock (excluding Marketable Securities, as defined in paragraph 5(b) below). Subject to the following sentence, if an Extraordinary Dividend occurs, the Base Exchange Ratio with respect to the Index Stock will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend to equal the product of (a) the prior Base Exchange Ratio and (b) a fraction, the numerator of which is the closing price per share of the Index Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which that closing price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 50% of the closing price per share of the Index Stock on the trading day preceding the ex-dividend date, then, instead of adjusting the Base Exchange Ratio, the amount payable at maturity will be determined as described in paragraph 5(b) below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks (as defined below) in accordance with the procedures for a Reference Basket Event as described in clause 3(ii) of paragraph 5(b) below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for that distribution by the calculation agent, whose determination will be conclusive in the absence of manifest error. A distribution on the Index Stock described in clause (1), (4), or (5) of paragraph 5(a) below will cause an adjustment to the Base Exchange Ratio only under paragraph 5(a), as applicable.

5. (a) Any of the following will constitute a “reorganization event”:

(1)	shares of the Index Stock are reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the Index Stock Issuer, (2) the Index Stock Issuer has been subject to any merger, combination, or consolidation and is not the surviving entity, (3) the Index Stock Issuer transfers or sells all or substantially all of its assets, (4) the Index Stock Issuer completes a statutory exchange of securities with another corporation (other than under clause (2) above), (5) the Index Stock Issuer is liquidated, dissolved, or wound up, (6) the Index Stock Issuer issues to all of its shareholders equity securities of an issuer other than the Index Stock Issuer (other than in a transaction described in clause (2), (3), (4), or (5) above) (a “spinoff stock”), or (7) shares of the Index Stock are the subject of a tender or exchange offer or a going private transaction on all of the outstanding shares.

(b) If any reorganization event occurs, and as a result the holders of the Index Stock receive any equity security listed on a U.S. national securities exchange (a “Marketable Security”), other securities or other property, assets, or cash, then immediately thereafter the Final Redemption Amount shall be based upon the following property with respect to each unit of the notes (collectively, the “Exchange Property”):

(1)	if shares of the Index Stock continue to be outstanding after the reorganization event, the number of shares of Index Stock (if applicable, as reclassified upon the issuance of any tracking stock) that a holder of the Index Stock would continue to hold with respect to one share of Index Stock multiplied by the Base Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event (plus any additional shares of the Index Stock to be included in the Exchange Property after giving effect to clause (3)(i) below); and

(2)	for each Marketable Security received in the reorganization event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock, or the receipt of any stock received in exchange for shares of the Index Stock where the Index Stock Issuer is not the surviving entity, the number of shares of the New Stock received for one share of Index Stock multiplied by the Base Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event (the “New Stock exchange ratio”) (plus any additional shares of New Stock to be included in the Exchange Property after giving effect to clause (3)(i) below); and

(3)	for any cash and any other property or securities other than Marketable Securities received in the reorganization event (the “Non-Stock Exchange Property”),

(i)	if the combined value of the amount of Non-Stock Exchange Property received per share of Index Stock, as determined by the calculation agent in its sole discretion on the effective date of the reorganization event (the “Non-Stock Exchange Property Value”), by holders of the Index Stock is less than 35% (or such other percentage as shall be set forth in the applicable pricing supplement) of the closing price of the Index Stock on the trading day immediately prior to the effective date of the reorganization event, then a number of additional shares of Index Stock (but only if shares of the Index Stock continue to be outstanding after the reorganization event) and additional shares of New Stock will be added at the time of adjustment to the Exchange Property with the number of such additional shares being determined as follows: (x) the aggregate cash value of all of such additional shares shall equal the Non-Stock Exchange Property Value and (y) the ratio of the number of additional shares of Index Stock to the number of additional shares of New Stock shall be the same as the ratio of the number of shares of Index Stock determined under clause (1) above to the number of shares of New Stock determined under clause (2) above, in each case prior to giving effect to this clause 3(i); or

(ii)

if the Non-Stock Exchange Property Value is equal to or exceeds 35% (or such other percentage as shall be set forth in the applicable pricing supplement) of the closing price of the Index Stock on the trading day immediately prior to the effective date relating to the reorganization event, or if shares of the Index Stock are exchanged in the reorganization event exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of the reorganization event equal to the Non-Stock Exchange Property Value multiplied by the Base Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500® Index (or, if publication of that index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the Index Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of MLPF&S, BAS, or any of their affiliates that would materially limit the ability of MLPF&S, BAS, or any of their affiliates to hedge the notes with respect to that stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Index Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock exchange ratio equal to the number of shares of the Reference Basket Stock with a closing price on the effective date of the reorganization event equal to the product of (x) the Non-Stock Exchange Property Value, (y) the Base Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event, and (z) 0.3333333.

In the event of an allocation of any Extraordinary Dividend to the Reference Basket Stocks under paragraph 4 above or any reorganization event described in this paragraph 5, the amount payable upon exchange at maturity for each unit of the notes will be an amount of cash equal to the value of the following property:

•	if applicable, shares of the Index Stock at the Base Exchange Ratio then in effect; and

•	if applicable, for each New Stock, that New Stock based upon the New Stock exchange ratio then in effect for that New Stock; and

•	if applicable, for each Reference Basket Stock, that Reference Basket Stock based upon the Basket Stock exchange ratio then in effect for that Reference Basket Stock.

In each case, the applicable exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be determined by the calculation agent on the first trading day following the reorganization event.

The cash value of any shares will be calculated by the calculation agent as of the relevant date of determination using the closing price of those shares on that day; provided that if that business day is not a trading day or if a Market Disruption Event for those shares occurs on that day, the closing price of those shares will be determined above under “—Market Disruption Events.” If a closing price for the Index Stock, any New Stock, or any Reference Basket Stock is no longer available for that stock for whatever reason, including the liquidation of the issuer of that stock or the subjection of that issuer to a proceeding under any applicable bankruptcy, insolvency, or other similar law, then the value of that stock will equal zero. There will be no substitution for any such stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer for the Exchange Property (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash possible.

Following the occurrence of any reorganization event referred to in paragraphs 4 or 5 above, (a) references to “the Index Stock” under “—Fractional Shares,” the definitions of “closing price” and “—Market Disruption Event” will be deemed also to refer to any New Stock or Reference Basket Stock, and (b) all other references in this product supplement and the applicable pricing supplement to “the Index Stock” will be deemed to refer to the Exchange Property upon which the Final Redemption Amount is determined, and references to a “share” or “shares” of the Index Stock will be deemed to refer to the applicable unit or units of the Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock exchange ratio(s) or Basket Stock exchange ratios resulting from any reorganization event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 above. If a Reference Basket Event occurs, we will, or will cause the calculation agent to, provide written notice to the trustee under the Senior Indenture at its New York office, on which notice the trustee under the Senior Indenture conclusively may rely, and to DTC of the occurrence of the Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible. In no event will we provide that notice later than five business days after the date of the Reference Basket Event.

No adjustment to any exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be required unless the adjustment would require a change of at least 0.1% in the exchange ratio then in effect. The exchange ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the exchange ratios will be made up to the close of business on the third business day prior to the scheduled maturity date.

No adjustments to the Base Exchange Ratio or method of calculating the Base Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price of the Index Stock, including, without limitation, a partial tender or exchange offer for the Index Stock or a public offering of the Index Stock for cash.

If any adjustments in this section are required to be made, in order to determine the amount of cash or securities payable to you, the calculation agent equitably will adjust the Final Price Level (or any other terms of the notes), and the securities or other assets used to calculate any of the foregoing, as applicable, if necessary to maintain your economic rights as holders of the notes and our obligations as issuer of the notes.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Base Exchange Ratio, any New Stock exchange ratio, or Basket Stock exchange ratio, any method of calculating the Exchange Property Value, and any related determinations and calculations with respect to any distributions of stock, other securities, or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect to these matters will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Base Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the notes made under paragraphs 1 through 5 above upon your written request.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against your payment in immediately available funds. We will make payments of interest and any cash payments to you, as well as any payment in lieu of fractional shares, in cash in immediately available funds so long as the notes are maintained in book-entry form.

Unless otherwise set forth in the applicable pricing supplement, we may deliver shares of the Index Stock at maturity as described in this product supplement by causing one of our subsidiaries, including MLPF&S and BAS, to deliver the applicable number of shares to the trustee under the Senior Indenture through the facilities of DTC. If we do so, the trustee under the Senior Indenture will in turn be obligated to deliver those securities to you. If physical or book-entry delivery of shares of the Index Stock cannot be made at any time, we will pay you the Final Redemption Amount only in cash.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including the Final Price Level, the Final Exchange Ratio, the Base Exchange Ratio on the Final Valuation Date (or during the Final Valuation Period, if applicable), and the amount of cash or securities payable at maturity. The calculation agent also will (a) adjust the Base Exchange Ratio for certain corporate events affecting the Index Stock and (b) determine the appropriate securities to be used in calculating the amount of cash to be delivered at maturity if certain reorganization events occur relating to the Index Stock that we describe in “—Dilution and Reorganization Adjustments.” Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

One of our subsidiaries, including MLPF&S and BAS, may act as the calculation agent, but we may change the calculation agent at any time without notifying you.

Listing

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange.

THE INDEX STOCK

General

No Index Stock Issuer will authorize or sanction the notes or has participated or will participate in the preparation of this product supplement or any pricing supplement. Each Index Stock Issuer will be subject to the informational requirements of the Exchange Act and will be a filer of reports and other information with the SEC. In addition, the common equity securities of each Index Stock Issuer will be registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information that each Index Stock Issuer electronically files with the SEC can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov.

This product supplement and each pricing supplement relates only to our notes and does not relate to the securities of any Index Stock Issuer. We are not offering or selling securities of any Index Stock Issuer. All disclosures contained in any pricing supplement regarding the applicable Index Stock Issuer will be derived from the publicly available documents described in the preceding paragraph. Unless otherwise set forth in the applicable pricing supplement, neither we, nor any of our affiliates, including MLPF&S and BAS, will have participated in the preparation of those documents, verified the accuracy or the completeness of the information concerning the Index Stock Issuer included in the publicly available documents or made any diligence inquiry with respect to the Index Stock Issuer. We do not make any representation that the publicly available documents or any other publicly available information about the Index Stock Issuer will be accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the trading price of the Index Stock have been or will be publicly disclosed. Because the payment to you will be related to the trading prices of the Index Stock, those events, if any, also would affect the trading prices of the notes. We do not intend to furnish to you any additional information about the Index Stock except as set forth in the applicable pricing supplement. Neither we nor any of our affiliates, including MLPF&S and BAS, make any representation to you as to the future performance of any Index Stock.

You should make your own investigation into the Index Stock Issuer.

Foreign Index Stock Issuers

Each Index Stock Issuer will have a class of common equity securities registered under the Exchange Act. However, if the Index Stock Issuer is not a U.S. company, the notes may be linked to shares of the Index Stock Issuer’s common equity securities, as specified in the applicable pricing supplement, that are not listed or traded in the United States. This may occur, for example, if American Depositary Shares of the Index Stock Issuer are traded in the United States, but your notes are linked to a class of common equity securities of the Index Stock Issuer that are traded on one or more foreign stock exchanges.

If the notes may be linked to shares of the Index Stock Issuer’s common equity securities that are not listed or traded in the United States, those shares will be subject to the trading parameters of the foreign market or markets on which they are listed and traded. Any such foreign market may have less liquidity, and be more volatile, than the United States or other securities markets. Market and other political or economic developments may affect the applicable foreign market or markets differently from United States or other securities markets. These factors may adversely affect the value of the applicable Index Stock. If you receive on the maturity date shares of the Index Stock Issuer that are not listed or traded in the United States, you may receive shares for which there is a market abroad, but not necessarily in the United States.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Our subsidiaries, MLPF&S and BAS, have been appointed as our selling agents for the notes. MLPF&S and BAS are parties to the distribution agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement. Unless otherwise specified in the applicable pricing supplement, the selling agents will not receive any commission from the sale of any of the notes. Each initial purchaser of notes must have an account with the applicable selling agent.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from MLPF&S or BAS in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S, BAS, and any of our other affiliates and subsidiaries may use this product supplement, the applicable pricing supplement, the accompanying prospectus supplement, and the prospectus in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (“Code”), regulations promulgated under the Code by the Treasury (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, persons holding the notes in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet. Specifically, this summary only applies to notes we intend to treat as indebtedness for U.S. federal income tax purposes. If we do not intend to treat any particular issuance of notes as indebtedness for U.S. federal income tax purposes, the tax consequences associated with the notes will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders (as defined below) that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this product supplement, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

a citizen or resident of the United States.;

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a note should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of a note.

Tax Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the proper characterization of the notes, or instruments with similar terms, for U.S. federal income tax purposes. In the absence of any change or clarification in the law requiring a different characterization of the notes, we intend to treat each note as indebtedness for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. The following discussion assumes that this treatment is proper and will be respected. The IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes, which could materially affect the timing and character of income, gain, or loss recognized in respect of the notes.

U.S. Holders—Income Tax Considerations

A cash method U.S. Holder may elect to include interest on the notes on a current basis, in which case such U.S. Holder would generally be treated as an accrual method U.S. Holder, as described below. While the matter is unclear, if such an election is not made such U.S. Holder may be required to include the stated interest on a note in income at the time it is paid. The following discussion assumes this treatment is proper and we intend to take the position for any information reporting requirements applicable to us that all payments of stated interest to such cash method U.S. Holders should be reported as interest income when paid. Such non-electing U.S. Holders will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the notes, in an amount equal to the deferred stated interest, until the deferred stated interest is included in income. Upon the sale or exchange of a note prior to maturity, such U.S. Holder generally should recognize short-term capital gain or loss in an amount equal to the difference between the amount realized (not including any payments attributable to accrued but unpaid stated interest) on the sale or exchange and such holder’s tax basis in the note. Such a U.S. Holder’s tax basis in a note generally should equal such holder’s initial investment in the note. Any amount payable at maturity (including the fair market value of any shares of Index Stock received) in excess of the principal amount of a note (other than stated interest) generally should be includible as ordinary interest income by a U.S. Holder when the amount is received. In addition, if a U.S. Holder’s tax basis is greater than the amount received at maturity (including the fair market value of any shares of Index Stock received), such holder should recognize short-term capital loss equal to such excess. The deductibility of capital losses by a U.S. holder is subject to limitations. A U.S. Holder’s tax basis of the shares of Index Stock received, if any, would equal the fair market value of such shares of Index Stock. The holding period in the shares of Index Stock received would begin the day after the U.S. Holder beneficially receives such shares of Index Stock.

While the matter is unclear, accrual method U.S. Holders and certain other holders (including electing cash-method holders) generally should be required to accrue the aggregate stated interest on a note in income currently, on either a straight-line basis or, at the election of the holder, under a constant-yield method based on daily compounding. Upon the sale or exchange of a note prior to maturity, a U.S. Holder generally should recognize short-term capital gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and such holder’s adjusted tax basis in the note. Such a U.S. Holder’s adjusted tax basis generally should equal such holder’s initial investment in the note, increased by any accrued amounts included in income by the holder, and reduced by any interest payments on the note. While the matter is unclear, any amount payable at maturity (including the fair market value of any shares of Index Stock received) in excess of the principal amount of a note (other than stated interest) generally should be includible as ordinary interest income by a U.S. Holder when the amount is fixed or paid. In addition, if a U.S. Holder’s tax basis is greater than the amount received at maturity (including the fair market value of any shares of Index Stock received), such holder should recognize short-term capital loss equal to such excess. The deductibility of capital losses by a U.S. holder is subject to limitations. A U.S. Holder’s tax basis of the shares of Index Stock received, if any, would equal the fair market value of such shares of Index Stock. The holding period in the shares of Index Stock received would begin the day after the U.S. Holder beneficially receives such shares of Index Stock.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium, and interest on the notes. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of the notes before maturity. Additionally, backup withholding generally will apply to any payments, including payments of interest, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have for their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to this transaction, they would be required to comply with these requirements.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any other of our affiliates is a party in interest, unless the notes are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.